EXHIBIT 99.1

IRADIMED CORPORATION Announces Appointment of Hilda Scharen-Guivel
to Board of Directors

Winter Springs, Florida, October 6, 2022 – iRadimed Corporation (the “Company”) (NASDAQ: IRMD) today announced the appointment of Hilda Scharen-Guivel to the Iradimed Board of Directors, effective October 4, 2022. Following the appointment of Ms. Scharen-Guivel, the Board will comprise five directors, three of whom are independent.

“We are pleased to welcome Hilda Scharen-Guivel to the Iradimed Board,” said Roger Susi, President and Chief Executive Officer of the Company. “Hilda’s deep experience in regulatory oversight in the medical device industry will be invaluable to Iradimed as we develop new products and grow our business to better serve patients.”

Ms. Scharen-Guivel, 52, is a recently retired Program Director of the Food and Drug Administration Center of Devices and Radiological Health, where she most recently led and implemented the new Medical Device Development Tools program. Her career spans over 25 years within multiple federal agencies, including the U.S. Food and Drug Administration, the Department of Health and Human Services, and the National Institutes of Health. She served on active duty as a Captain of the United States Public Health Service for 27 years. Ms. Scharen-Guivel received a Bachelor of Science in Biomedical Engineering and a Master’s Degree in Engineering from the Catholic University of America.

About iRadimed Corporation

iRadimed Corporation is a leader in developing innovative Magnetic Resonance Imaging (“MRI”) compatible medical devices. We develop, manufacture, market, and distribute MRI-compatible medical devices and accessories, disposables, and services relating to them.

We are the only known provider of a non-magnetic intravenous (“IV”) infusion pump system that is specifically designed to be safe for use during MRI procedures. We were the first to develop an infusion delivery system that largely eliminates many of the dangers and problems present during MRI procedures. Standard infusion pumps contain magnetic and electronic components which can create radio frequency interference and are dangerous to operate in the presence of the powerful magnet that drives an MRI system. Our patented MRidium® MRI-

compatible IV infusion pump system has been designed with a non-magnetic ultrasonic motor, uniquely designed non-ferrous parts, and other special features to deliver anesthesia safely and predictably and other IV fluids during various MRI procedures. Our pump solution provides a seamless approach that enables accurate, safe, and dependable fluid delivery before, during, and after an MRI scan, which is important to critically ill patients who cannot be removed from their vital medications and children and infants who must generally be sedated to remain immobile during an MRI scan.

Our 3880 MRI-compatible patient vital signs monitoring system has been designed with non-magnetic components and other special features to monitor a patient’s vital signs safely and accurately during various MRI procedures. The IRADIMED 3880 system operates dependably in magnetic fields up to 30,000 gauss, which means it can operate virtually anywhere in the MRI scanner room. The IRADIMED 3880 has a compact, lightweight design allowing it to travel with the patient from the critical care unit to the MRI and back, resulting in increased patient safety through uninterrupted vital signs monitoring and decreasing the amount of time critically ill patients are away from critical care units. The features of the IRADIMED 3880 include: wireless ECG with dynamic gradient filtering; wireless SpO2 using Masimo® algorithms; non-magnetic respiratory CO2; invasive and non-invasive blood pressure; patient temperature, and optional advanced multi-gas anesthetic agent unit featuring continuous Minimum Alveolar Concentration measurements. The IRADIMED 3880 MRI compatible patient vital signs monitoring system has an easy-to-use design and allows for the effective communication of patient vital signs information to clinicians.

For more information, please visit www.iradimed.com.